Exhibit 23(j)(1)





CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 2 to Registration Statement Nos. 333-102328 and 818-21275 of the Turnaround Fund (a series of the Turnaround Investment Trust) of our report dated March 28, 2005, incorporated by reference in the Statement of Additional Information, which is a part of such Registration Statement.


/s/ Deloitte & Touche LLP

New York, New York
April 29, 2005